UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2009

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

As previously disclosed, on January 14, 2009, Gottschalks Inc. (the "Company") filed a voluntary petition (the "Chapter 11 Petition") for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court").

In connection with the Chapter 11 Petition, on January 14, 2009, the Company filed a motion with the Court seeking approval to enter into a Senior Secured, Super-Priority, Debtor-in-Possession Credit Agreement (the "DIP Credit Agreement") with the lenders signatory thereto (collectively, the "Lenders"), General Electric Capital Corporation, in its capacity as agent for the Lenders ("Agent") and as a Lender, and The CIT Group/Business Credit, Inc., in its capacity as syndication agent and as a Lender, as well as certain other documents, including a Security Agreement in favor of the Agent, on behalf of the Lenders.

On January 15, 2009, the Court granted interim approval of the DIP Credit Agreement. Based on such interim approval, the Company and the other parties entered into the DIP Credit Agreement on January 16, 2009, subject to final approval of the Court.

The DIP Credit Agreement succeeds the Second Amended and Restated Credit Agreement (the "Prior Credit Agreement") that the Company had entered into with the other credit parties signatory thereto (collectively, the "Credit Parties"), the lenders signatory thereto (the "Prior Lenders"), General Electric Capital Corporation, in its capacity as agent for the Prior Lenders and as a Prior Lender, The CIT Group/Business Credit, Inc., in its capacity as syndication agent and as a Prior Lender, and GE Capital Markets, Inc., in its capacity as lead arranger.

The DIP Credit Agreement provides for initial aggregate borrowings of up to $125,000,000. The aggregate borrowings limit also includes a $15,000,000 limitation on swing line loans and a $20,000,000 limitation on standby and documentary letters of credit and banker's acceptances. Effective on the date of execution of the DIP Credit Agreement, all outstanding letters of credit under the Prior Credit Agreement were transferred to, and became outstanding under, the DIP Credit Agreement.

Under the DIP Credit Agreement, all collections received by the Company in accordance with the cash management provisions under the DIP Credit Agreement are applied first to repay the obligations under the Prior Credit Agreement and then to repay the obligations under the DIP Credit Agreement, as further set forth in the DIP Credit Agreement.

Actual borrowings by the Company are subject to a borrowing base, which is a formula based on certain eligible inventory (prior to the Company entering into any agency agreement on an equity basis with a stalking horse bidder) plus certain eligible credit card receivables and a certain amount attributable to real property of the Company and less certain professional fee expenses and certain reserves.

The use of proceeds under the DIP Credit Agreement are limited to refinancing the Prior Credit Agreement, ordinary working capital, letter of credit and other general corporate purposes consistent with a budget that the Company presented to the Lenders, including payment of certain fees and expenses of professionals retained by the Company (subject to a carve out up to a certain carve out amount) and for certain other pre-petition expenses that are approved by the Court and consented to by the Agent but excluding, in any event, the making of certain restricted payments not specifically permitted by the DIP Credit Agreement. The principal amount outstanding of the loans under the DIP Credit Agreement, plus interest accrued and unpaid thereon, will be due and payable in full at maturity, which is the earlier of July 16, 2009, and confirmation of a plan of reorganization as part of the Company's bankruptcy proceedings, but subject to provisions in the DIP Credit Agreement providing for an earlier maturity date under certain circumstances.

Revolving credit advances under the DIP Credit Agreement bear interest, at the Company's option, equal to: (a) the applicable prime rate plus 2.25% or (b) upon meeting certain conditions set forth in the DIP Credit Agreement, the applicable LIBOR rate plus 4.00%. Swing line loans under the DIP Credit Agreement bear interest at the applicable prime rate plus 2.25%. Interest and fees are payable monthly in arrears. If the Company defaults on its obligations under the DIP Credit Agreement, the default rate of interest will be the rate otherwise in effect plus 2.00% per annum.

In addition to interest, the Company is required to pay a commitment fee of 0.50% per annum in respect of the unutilized commitments under the DIP Credit Agreement. The Company must also pay letter of credit fees.

All obligations under the DIP Credit Agreement are secured, subject to certain limited exceptions, by substantially all of the assets of the Company, including a super-priority administrative expense claim as part of the Company's bankruptcy proceedings. The Court has scheduled a hearing on February 12, 2009 to consider entry of an order granting final approval of the DIP Credit Agreement.

The DIP Credit Agreement contains various representations and warranties, as well as covenants from the Company and the other Credit Parties and events of default, including, without limitation, restrictions on the sale of assets other than the sale of inventory in the ordinary course of business, store closings and other transactions.

On January 15, 2009, the Company issued a press release (the "Press Release") relating to the foregoing, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

On January 16, 2009, the Company entered into the DIP Credit Agreement, as described in Item 1.01 above. The DIP Credit Agreement succeeds the Prior Credit Agreement as of that date.

The Prior Credit Agreement provided for a $200 million revolving line of credit (including a $20 million letter of credit sub-facility). Substantially all of the Company's assets, including its merchandise inventories, were pledged under the Prior Credit Agreement. Borrowings under the Prior Credit Agreement were available for working capital, for permitted refinancing of indebtedness, for permitted stock repurchases, and for other general corporate needs. Interest charged on amounts borrowed under the Prior Credit Agreement was at the prime rate, or at the Company's option, at the applicable LIBOR rate plus 1.25% per annum. In addition, the Company paid an unused commitment fee equal to 0.20% per annum on the average unused daily balance under the Prior Credit Agreement. The interest rate was adjusted upwards or downwards on a quarterly basis based on a pricing matrix, which was tied to the Company's daily average excess availability for the preceding fiscal quarter. Under the pricing matrix, the applicable interest rate could range from a rate as low as prime or LIBOR plus 1.25%, to as high as prime plus 0.5%, or LIBOR plus 2.5%.

Additional information with respect to the Prior Credit Agreement is included in Item 1.01 above, and a summary of the Prior Credit Agreement is set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 10, 2008. In addition, the description of the Prior Credit Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the Prior Credit Agreement, a copy of which is attached to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 10, 2008.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On January 16, 2009, the Company entered into the DIP Credit Agreement. The information provided in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on October 21, 2008, the Company announced that it had received notice from the New York Stock Exchange (the "NYSE") that the Company was in non-compliance with Section 802.01B of the NYSE Listed Company Manual, because the Company's average global market capitalization was less than $25 million, over a consecutive 30-day trading period. As a result, the NYSE suspended trading of the Company's common stock prior to the market opening on Monday, October 27, 2008.

On January 15, 2009, the NYSE notified the Securities and Exchange Commission of its intent to remove the entire class of the Company's common stock from listing and registration on the NYSE at the opening of business on Monday, January 26, 2009, as a result of the Company's continuing non-compliance with Section 802.01B of the NYSE Listed Company Manual. The Company does not intend to take any further action to appeal the NYSE's decision, and therefore, it is expected that the Company's common stock will be removed from listing and registration on the NYSE on January 26, 2009.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press release of Gottschalks Inc., issued January 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

January 20, 2009	By: /s/ J. Gregory Ambro J. Gregory Ambro Chief Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release of Gottschalks Inc., issued January 15, 2009. Also provided in PDF format as a courtesy.